EXHIBIT 99.1



                               Putnam Savings Bank
                                  News Release
August 21, 2006

For immediate release

Contact: Thomas Borner - Chairman & CEO (860) 928-6501


                   PSB Holdings, Inc. and Putnam Savings Bank
                           Announce New Board Members


PUTNAM, CONNECTICUT - August 21, 2006; PSB Holdings, Inc. announced today that Robert J. Halloran, Jr. and Charles W. Bentley, Jr. have been appointed to its Board of Directors and to the Board of Directors of its wholly owned subsidiary, Putnam Savings Bank. Mr. Halloran and Mr. Bentley were also appointed to the Board of Director of Putnam Bancorp, MHC, the majority stockholder of the company.

     Robert J. Halloran, Jr. was elected President of Putnam Savings Bank in June 2006. Mr. Halloran joined Putnam Savings Bank as Chief Financial Officer in 2004. Mr. Halloran earned his Bachelor of Science Degree, Magna Cum Laude, at Clark University in Worcester, where he also received his Masters Degree in Business Administration, with a concentration in finance. Mr. Halloran has been a teacher for the last seventeen years at colleges including Quinsigamond Community College and Clark University. He currently teaches at the Center for Financial Training and has been a member of the Board of Directors of the American Institute of Banking. Mr. Halloran has been a participant in the Eastern CT Relay for Life and has volunteered for Habitat for Humanity of Northeastern Connecticut. He lives in Webster, Massachusetts with his family.

     Charles W. Bentley, Jr. is Owner and Chief Executive Officer of Colt's Plastics Company, Inc. in Dayville, CT where he has been employed for the last thirty-five years. Colt's Plastics is recognized as a global market leader in

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the  plastics  industry.  In his role as CEO, Mr.  Bentley  manages the Company,
including  overseeing  product  development,   new  processes,   and  automation
initiatives. Mr. Bentley received his Bachelor of Arts degree from Hanover College where he majored in Business Administration. Mr. Bentley was actively involved with the Woodstock Academy for twenty years, having served as President of the Alumni Association as well as President of the Board of Trustees. Mr. Bentley has also served as past President of the Quinnebaug Valley Plastics Institute, which he helped to establish during his twelve-year involvement with Quinnebaug Valley Community College. He is also active in the Connecticut Plastics Council as well as having been active with the Society of the Plastics Industry and has held various positions within the New England Region and at the national level. Mr. Bentley and his wife reside in Woodstock.

     PSB Holdings, Inc., headquartered in Putnam, Connecticut, is the parent of Putnam Savings Bank, a federally chartered stock savings bank founded in 1862. The Bank offers a wide range of financial services through its seven full-service offices. Putnam Savings Bank also operates a full-service loan center in Putnam, Connecticut. The Bank's deposits are insured by the Federal Deposit Insurance Corporation. PSB Holdings, Inc.'s common stock trades on the NASDAQ Stock Market under the symbol PSBH.

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